Exhibit 99.1

Glacier Bancorp, Inc. Appoints New Director

          KALISPELL, Mont., Sept. 30 /PRNewswire-FirstCall/ -- Glacier Bancorp, Inc.’s (Nasdaq: GBCI) Board of Directors, at their regular monthly meeting on September 28, 2005, appointed John W. Murdoch as a Director of the Company.     Mr. Murdoch has worked in the ranch and home industry for the past 35 years and since 1994 has been the owner of Murdoch’s Ranch & Home Supply, LLC, a ranch and home retail operation with 15 stores and two distribution centers in five states.

          Mr. Murdoch is an active member of the community and currently serves as a Director of the Company’s subsidiary, Big Sky Western Bank of Bozeman, as well as of the Montana State University College of Business, Montana 4-H Foundation and Mid-States Distributing Co., Inc.  Mr. Murdoch is also past President of Mid-States Distributing Co., Inc.

          Glacier Bancorp, Inc. is the parent company for nine community banks, including Glacier Bank, Kalispell; Glacier Bank, Whitefish; First Security Bank of Missoula; Valley Bank of Helena; Big Sky Western Bank, Bozeman; and Western Security Bank, Billings, all located in Montana; as well as Mountain West Bank, Coeur d’Alene, with operations in Idaho, Utah and Washington; First National Bank-West, Evanston, operating in Wyoming; and Citizens Community Bank, Pocatello, operating in Idaho.

SOURCE  Glacier Bancorp, Inc.
            -0-                                                    09/30/2005
            /CONTACT:  Michael J. Blodnick, +1-406-751-4701, or James H. Strosahl,
+1-406-751-4702, both of Glacier Bancorp, Inc./